Exhibit 99.1

ANTARES PHARMA REPORTS SECOND QUARTER 2018 OPERATING AND FINANCIAL RESULTS

Increased Product Revenue, Positive Shift In Revenue Mix Highlights Second Quarter Results

EWING, NJ, August 7, 2018 -- Antares Pharma, Inc. (NASDAQ: ATRS) (the Company) today reported operating and financial results for the second quarter ended June 30, 2018.  The Company reported revenue of $14.2 million and a net loss per share of $0.03 for the quarter ended June 30, 2018.

“We are very pleased with the second quarter operating and financial results and the progress we made on a number of key initiatives. The recent launch of AMAG’s Makena auto injector product, the addition of a rescue pen development program to our business alliance pipeline and the potential for a late third quarter approval of our proprietary product XYOSTED should continue to drive additional increases in revenue going forward,” said Robert F. Apple, President and Chief Executive Officer of the Company.  “Additionally, we continue to see a positive shift in our revenue mix, transitioning away from development revenue toward product revenue with a 51% increase recorded in the second quarter versus the same period last year.  We are also focused on XYOSTED launch planning as we continue to identify highly experienced sales representatives and stand ready to bring them on board contingent upon product approval on the September 29, 2018 target action date.”

Second Quarter 2018 and Recent Highlights

•	Reported second quarter 2018 revenue of $14.2 million and a loss per share of $0.03. Cash and cash equivalents were $28.8 million at June 30, 2018.

•	Total product revenue of $11.1 million increased 51% over the same period last year.

•	Reported $3.9 million of combined product, royalty and development revenue in the second quarter 2018 in connection with AMAG’s subcutaneous Makena auto injector launch.

•	Announced a Development Agreement with Pfizer Inc., to design an undisclosed drug device rescue pen utilizing our QuickShot® auto injector technology.

•	Announced the appointment of James Tursi, M.D. to the position of Executive Vice President, Head of Research & Development and Chief Medical Officer.

•	Received an additional $4.75 million in the second quarter from Ferring Pharmaceuticals in connection with the previously announced sale of the ZOMAJET™ needle-free delivery system.

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Announced FDA accepted our resubmission to the Complete Response Letter received in connection with the XYOSTED™ New Drug Application.  The FDA considered the resubmission to be a complete, class 2 response and assigned a user fee goal date of September 29, 2018.

Second Quarter and Year to Date Financial Results

Total revenue represents revenue generated from product sales, development revenue and royalties.  Total revenue was $14.2 million for the three months ended June 30, 2018, compared to $13.4 million for the comparable period in 2017. For the six months ended June 30, 2018, total revenue was $26.9 million, compared to $25.4 million for the six months ended June 30, 2017.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $11.1 million for the three months ended June 30, 2018, compared to $7.3 million for the comparable period in 2017, a 51% increase, and were $22.0 million for the six months ended June 30, 2018 compared to $17.4 million in the same period of 2017, a 27% increase.  The increase in product sales for the three month period was primarily driven by sales of Makena® auto injectors to AMAG offset by lower product shipments of epinephrine injectors to Teva and a decrease in OTREXUP® revenues.  The increase in product sales for the six month period was primarily driven by sales of Makena® auto injectors to AMAG offset by lower product shipments of epinephrine injectors to Teva.

Licensing and development revenue includes license fees received from partners for the right to use our intellectual property and amounts earned in joint development arrangements with partners under which we perform development activities or develop new products on their behalf. Licensing and development revenue was $1.8 million and $5.8 million for the three months ended June 30, 2018 and 2017, respectively, and $3.1 million and $7.4 million for the six months ended June 30, 2018 and 2017, respectively. The decrease in licensing and development revenue for the three and six months ended June 30, 2018 as compared to the same periods in 2017 was principally a result of a reduction in development activities with AMAG for the Makena® auto injector product, which was approved by the FDA in February 2018 and is now a marketed product, and a net reduction in licensing fees recognized.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners.  Royalty revenue was $1.3 million for the three months ended June 30, 2018 compared to $0.3 million for the same period in 2017, and totalled $1.8 million for the six months ended June 30, 2018 compared to $0.6 million for the first half of 2017.  The increase in royalty revenue for the three and six month periods of 2018 was primarily driven by in-market sales of the Makena® auto injector product by our commercial partner AMAG Pharmaceuticals.

Operating expenses were $11.1 million for the second quarter of 2018 compared to $10.5 million in the comparable period of 2017.  Total operating expenses for the six months ended June 30, 2018 were $22.2 million as compared to $21.1 million for the same period in 2017. The increase in operating expenses for the three and six month periods of 2018 was primarily due to additional research and development spending associated with potential pipeline products, and an increase in pre-launch sales and marketing expenses associated with the potential launch of XYOSTED®.

Net loss was $4.5 million for the second quarter of 2018, compared to $2.8 million in the same period in 2017, and $10.7 million for the six months ended June 30, 2018 compared to $7.6 million in the same period of 2017.  Net loss per share was $0.03 and $0.07 for the three and six month periods ended June 30, 2018, respectively, and $0.02 and $0.05 for the comparable periods in 2017, respectively.

The operating results for the second quarter excluded the $4.75 million sales proceeds received from Ferring Pharmaceuticals, which was included in deferred gain on the balance sheet. The $4.75 million installment and any future installments received will be recognized as a gain in future periods once it is considered probable that a significant reversal of the gain will not occur.

At June 30, 2018, cash, cash equivalents and investments were $28.8 million compared to $31.6 million at December 31, 2017.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review second quarter 2018 financial results via webcast and conference call today, August 7, 2018, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “For Investors” section of the Company’s website (www.antarespharma.com) under “Webcasts”.  Alternatively, callers may participate in the audio portion of the conference call by dialing

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toll free 1-888-254-3590, or 1-323-994-2093.  Callers should reference the Antares Pharma conference call or conference identification code 4542618. Callers can access the slide presentation on the “For Investors” section of the Company’s website under “Presentations”. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Tuesday, August 7, 2018, through 11:30 a.m. ET on Thursday, September 6, 2018. To access the replay, callers should dial 1-888-203-1112 or 1-719-457-0820 and enter passcode 4542618.

About Antares Pharma

Antares Pharma, Inc. is a specialty pharmaceutical company focused on the development and commercialization of self-administered parenteral pharmaceutical products using advanced drug delivery auto injection technology.  The Company has a portfolio of proprietary and partnered commercial products with several product candidates in advanced stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva) and AMAG Pharmaceuticals, Inc.  Antares Pharma’s proprietary products include OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva. The Company has developed an investigational new drug for testosterone replacement therapy called XYOSTED™, currently under active review at the FDA with a PDUFA date of September 29, 2018.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: timing and successful development of the rescue pen with Pfizer and FDA approval and future revenue from the same; successful completion of the transaction with Ferring International Center, S.A.; the Company’s ability to resolve the deficiencies identified by the FDA in the Complete Response Letter for XYOSTED™, FDA approval of the Company’s NDA for XYOSTED™ and future market acceptance and revenue for XYOSTED™; future market acceptance and revenue from Makena® subcutaneous auto injector; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development; actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

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Contact:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Increase	June 30,		Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Revenue:
Product sales	$11,095	$7,344	51%	$22,044	$17,381	27%
Licensing and development revenue	1,785	5,807	(69%)	3,070	7,447	(59%)
Royalties	1,282	265	384%	1,751	595	194%
Total revenue	14,162	13,416	6%	26,865	25,423	6%
Cost of Revenue	6,960	5,617	24%	14,146	11,836	20%
Gross profit	7,202	7,799	(8%)	12,719	13,587	(6%)
Research and development	3,650	3,159	16%	6,970	6,246	12%
Selling, general and administrative	7,463	7,360	1%	15,279	14,827	3%
Total operating expenses	11,113	10,519	6%	22,249	21,073	6%
Operating loss	(3,911)	(2,720)	44%	(9,530)	(7,486)	27%
Other expense	(609)	(120)	408%	(1,183)	(90)	1214%
Net loss	$(4,520)	$(2,840)	59%	$(10,713)	$(7,576)	41%
Basic and diluted net loss per common share	$(0.03)	$(0.02)		$(0.07)	$(0.05)
Basic and diluted weighted average common shares outstanding	157,024	155,926		156,875	155,573

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	June 30,	December 31,
	2018	2017
Assets
Cash, cash equivalents and investments	$28,782	$31,555
Accounts receivable	14,072	11,878
Inventories	10,680	9,275
Equipment, molds, furniture and fixtures, net	15,569	16,158
Patent rights, net	1,133	1,401
Goodwill	1,095	1,095
Other assets	2,474	2,976
Total Assets	$73,805	$74,338

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$15,640	$12,939
Deferred gain	7,500	—
Deferred revenue	1,027	2,994
Long-term debt	24,992	24,858
Stockholders’ equity	24,646	33,547
Total Liabilities and Stockholders’ Equity	$73,805	$74,338

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